Exhibit 99.4

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

We use derivative financial instruments to manage certain foreign currency exchange and interest rate risk. The primary business objective of our hedging program, as defined in our corporate risk management policy, is to minimize the impact of transaction, remeasurement, and specified economic exposures to our net income and earnings per share. We enter into derivative financial instruments with high-credit quality counterparties and diversify our positions among such counterparties to reduce our exposure to credit losses. We are not party to leveraged derivatives and do not hold or issue financial instruments for speculative purposes.

Foreign Currency Risk

We routinely use forward exchange contracts to minimize our market risk exposure related to our monetary assets and liabilities denominated in nonfunctional foreign currencies. The primary business objective of our economic hedging program is to minimize the impact to earnings from changes in foreign exchange rates. These hedging instruments are subject to fluctuations in value that are generally offset by the value of the underlying exposures being hedged. Counterparties to our agreements are major commercial banks.

We also hedge significant investments denominated in foreign currency with forward exchange contracts to protect the US dollar value of our investment. In addition, from time to time, we may enter into forward exchange contracts to establish with certainty the US dollar amount of future firm commitments denominated in a foreign currency.

Hedging

The notional amount of forward contracts hedging our net foreign currency exposure related to our monetary assets and liabilities denominated in nonfunctional currency totaled $74.8 million at September 30, 2009 and $93.3 million at September 30, 2008. A 10% adverse change in foreign exchange rates upon which these foreign exchange contracts are based would result in exchange gains and losses. Generally, contract gain or loss should be offset by gain or loss on the underlying monetary exposures.

Translation

As currency rates change, translation of our foreign currency functional operations into US dollars affects year-over-year equity comparability. We do not generally hedge translation risk because cash flows from our international operations are typically reinvested locally. Currency exchange rates with the most significant impact to our translation include the British pound, Australian dollar, Japanese yen, Euro, South African rand, and Canadian dollar. Disregarding that rates can move in opposite directions resulting in offsetting gains and losses, we estimate a 10% change in exchange rates overall would have impacted our reported equity by approximately $24.7 million at September 30, 2009 and $24.4 million at September 30, 2008.

Interest Rate Risk

Costs to fund jackpot liabilities

Fluctuations in prime, treasury and agency rates due to changes in market and other economic conditions directly impact our cost to fund jackpots and corresponding gaming operations gross profit. If interest rates decline, jackpot cost increases and gross profit decreases. We estimate a hypothetical decline of 100 bps in applicable interest rates would have reduced our gross profit by approximately $14.5 million in fiscal 2009 and $14.4 million in 2008. We do not manage this exposure with derivative financial instruments.

Domestic Credit Facility

Fluctuations in LIBOR directly impact interest costs related to our domestic credit facility. We estimate a hypothetical increase of 100 bps in LIBOR would have increased our interest expense for fiscal 2009 by approximately $11.2 million and $8.0 million in fiscal 2008. We do not manage this exposure with derivative financial instruments. See Note 13 of our Consolidated Financial Statements for additional information about our domestic credit facility.

Debentures and Notes

The fair value of our Debentures and Notes are affected by changes in the price of IGT stock and changes in interest rates. The fair value of convertible instruments generally increases and decreases directionally with like movements in stock price and increases with stock price volatility. The fair value of fixed rate instruments increase as interest rates fall and decreases as interest rates rise. As we do not record our debt at fair value, changes in interest or stock price have no material effect on our financial position, cash flows or results of operations.

Our Debentures’ liability carrying value totaled $704.3 million with an estimated fair value of $706.2 million at September 30, 2009 and $872.3 million with a fair value of $846.0 million at September 30, 2008. Our Notes’ liability carrying value totaled $697.9 million with a fair value of $1.1 billion at September 30, 2009. See Note 13 of our Consolidated Financial Statements for additional information about our Debentures and Notes.

Bonds and Related Swaps

We use interest rate swap derivatives to diversify our debt portfolio between fixed and variable rate instruments. The amount and term of each swap is matched with all or a portion of outstanding principal and remaining term of a specific obligation. Our swaps exchange fixed rates for variable rates without an exchange of the notional amount upon which they are based.

At September 30, 2009, the carrying value of our Bonds totaled $512.5 million with a fair value of $553.3 million, and the fair value of the interest rate swaps totaled $14.8 million. The swaps reduced our effective interest rate on the portion of the bonds hedged during the year ended September 30, 2009. See Notes 13 and 19 of our Consolidated Financial Statements for additional information about our Bonds and related swaps.

Investments in CLS

The value of our CLS investments is affected by changes in the Hong Kong dollar exchange rate and the trading price of CLS stock. The carrying value and fair value of our equity investment in CLS stock was $15.7 million at September 30, 2009 versus $12.2 million at September 30, 2008.

Our CLS convertible note investment is subject to interest rate risk and CLS stock price volatility. The CLS note carrying value and fair value was $78.4 million at September 30, 2009 versus $72.4 million at September 30, 2008. We are using 5-year forward contracts to mitigate foreign currency risk on approximately 70% of the note. See Note 3 of our Consolidated Financial Statements for additional information about our CLS investments.

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